NEWS RELEASE

Contact: Debra A. Crow Corporate Communications Manager	Date:	October 22, 2009

Phone: 419-891-6483

E-mail: debra—crow@andersonsinc.com

THE ANDERSONS NAMES CONRAD AS CORPORATE VICE PRESIDENT

MAUMEE, OHIO, OCT. 22, 2009 – The Andersons, Inc. (Nasdaq:ANDE) has named Nicholas C. Conrad as Vice President, Finance & Treasurer, effective November 1.

Conrad fills the position vacated by Gary L. Smith who is retiring after 29 years with the company.

In his new role, Conrad will oversee the corporate functions of finance, treasury, investor relations, credit and insurance.

An employee of The Andersons since 1984, Conrad has most recently served as the Assistant Treasurer. Between 1986 and 1995 he served as the Cash Manager, previously serving as the Credit Manager. He served with two financial institutions for eight years before joining the company.

Conrad has an MBA from the University of Michigan, Ann Arbor, a Master of Arts degree in English from The University of Toledo, where he also earned his bachelor’s degree in English. In 2006, Conrad attended the Stanford Graduate School of Business Executive Program, Palo Alto, Calif.

His community affiliations include serving as the Chairperson for the UT Foundation Investment Committee and a board member for the UT Foundation Board of Trustees. Conrad is also a member of the Financial Executives Institute (FEI), national and Toledo chapters.

Conrad resides in Sylvania, Ohio, with his wife. The couple has one child and two grandchildren.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 14 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico. For more information, visit The Andersons online at www.andersonsinc.com.

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